Exhibit 99.1
For Immediate Release
Astronics Corporation Completes the Sale of its Semiconductor System Level Test Technology
EAST AURORA, NY, February 14, 2019 – Astronics Corporation (Nasdaq: ATRO), a leading provider of advanced technologies for the global aerospace, defense, and semiconductor industries, announced today that it has closed the previously announced sale of the intellectual property and certain assets associated with its semiconductor test product line to Advantest Corporation (TSE: 6857).
The terms of the transaction were renegotiated due to a change in business conditions related to the product line. The new terms include an upfront payment of $100 million in cash, plus a potential earn-out payment of up to $35 million based on certain performance milestones over the next 4 years. This compares with the previously announced $185 million purchase price, plus an earn-out payment of up to $30 million based on certain performance milestones. The renegotiated sales agreement does not include a manufacturing service contract as previously announced.
Peter J. Gundermann, President and CEO of Astronics, commented, “We have strong confidence in Advantest’s ability to further the adoption of these solutions across the semiconductor industry and expect that the team and competencies we have developed will achieve new highs under their ownership. We will continue to develop and advance our aerospace & defense test solutions while employing our multi-system test software capabilities in a variety of applications.”
ABOUT ASTRONICS CORPORATION
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense and semiconductor industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, military branches, completion centers, and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics.
For more information on Astronics and its solutions, visit Astronics.com.
SAFE HARBOR STATEMENT
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the duration of the transition services agreement, the future success of the test technology, the opportunities with the aerospace & defense test business, the applications of the multi-system test software capabilities, the state of the aerospace & defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes

Exhibit 99.1
no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
Company Contact Investor Relations
David C. Burney Deborah K. Pawlowski Chief Financial Officer, Astronics Corporation     Investor Relations, KEI Advisors david.burney@astronics.com       dpawlowski@keiadvisors.com +1.716.805.1599 +1.716.843.3908

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